Exhibit 10.17

LOAN AGREEMENT

This Loan Agreement (the “Agreement”), dated as of December 21, 2021, is entered into between BANK OF AMERICA, N.A. (the "Bank") and NEWBEVCO, INC., a Delaware corporation (the "Borrower").

Recitals

The Borrower has requested that the Bank establish a draw to term loan in the principal amount of up to Fifty Million and 00/100 Dollars ($50,000,000.00) on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual agreements, covenants and conditions set forth herein, the parties hereto agree as follows:

1.            DEFINITIONS

In addition to the terms which are defined elsewhere in this Agreement, the following terms have the meanings indicated for the purposes of this Agreement:

1.1         "Advance Termination Date" is defined in Section 2.2 of this Agreement.

1.2         "Availability Period" is defined in Section 2.2 of this Agreement.

1.3         "Bank" has the meaning specified in the first sentence of this Agreement.

1.4         “Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

1.5         “Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

1.6         "Borrower" has the meaning specified in the first sentence of this Agreement.

1.7         "Comerica Loan Agreement" means that certain Credit Agreement dated as of June 30, 2008, executed between Comerica Bank and the Borrower, as the same has been, or may be, amended or restated from time to time.

1.8         "Consolidated Funded Debt" means at any date, the aggregate amount of all Funded Debt of the Borrower and the Restricted Subsidiaries at such date, all as determined in accordance with GAAP.

1.9        "Consolidated Net Worth" means at any date, the total common shareholders' equity of Borrower and its Restricted Subsidiaries, as reflected on the most recent regularly prepared quarterly or annual balance sheet of Borrower and such Restricted Subsidiaries, which balance sheet shall be prepared in accordance with GAAP, minus all Investments of Borrower and its Restricted Subsidiaries that are not Permitted Investments.

1.10       "Credit Limit" means Fifty Million and 00/100 Dollars ($50,000,000.00).

1.11       “EBITDA" means net income, less income or plus loss from discontinued operations (including unusual and infrequent items, agreed to at the sole discretion of the Bank), plus income taxes, plus interest expense, plus depreciation, depletion, and amortization.

1.12       "Fifth Third Loan Agreement" means that certain Amended and Restated Credit Agreement dated as of October 28, 2020, executed between Fifth Third Bank, National Association and the Borrower, as the same has been, or may be, amended or restated from time to time.

1.13      "Funded Debt" of any Person means (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services as of such date (other than operating leases and trade liabilities incurred in the ordinary course of business) or which is evidenced by a note, bond, debenture or similar instrument, (b) the principal component of all obligations of such person under Capital Leases, (c) all reimbursement obligations (actual, contingent or otherwise) of such Person in respect of letters of credit, acceptances or similar obligations issued or created for the account of such Person, (d) all liabilities secured by any liens on any property owned by such Person as of such dateeven though such Person has not assumed or otherwise become liable for the payment thereof, in each case determined in accordance with GAAP; provided, however, that so long as such Person is not personally liable for such liabilities, the amount of such liability shall be deemed to be the lesser of the fairmarket value at such date of the property subject to the lien securing such liability and the amount of the liability secured, and (e) all Guarantee Obligations in respect of any liability which constitutes Funded Debt.

1.14      "Guarantor(s)" means, individually and collectively, the parties listed on Schedule 1.14 hereto and shall include all Restricted Subsidiaries. In the event of the designation of any additional Restricted Subsidiaries, such additional Restricted Subsidiaries shall be required to enter into a Guaranty in substantially the same form as the Guaranties entered into by the existing Restricted Subsidiaries on the date hereof, together with such supporting attorney's opinion, if requested by Lender, evidence of corporate authorization, and other instruments and documents as the Bank may reasonably request.

1.15      "Lien" means any interest in property securing an obligation owed to, or a claim by, any Person other than the owner of the property, whether such interest shall be based on the common law, civil law, statute, civil code, or contract, whether or not such interest shall be recorded or perfected, and whether or not such interest shall be contingent upon the occurrence of some future event or events or the existence of some future circumstance or circumstances, and including the lien, privilege, securityinterest, or other encumbrance arising from a mortgage, deed of trust, hypothecation, transfer, assignment, pledge, adverse claim or charge, conditional sale, or dust receipt, or from a lease, consignment, or bailment for security purposes. The term "Lien" also includes reservations, exceptions, encroachments, easements, rights-of- way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting property. For the purposes of this Agreement, a Person shall be deemed to be the owner of any property that such Person shall have acquired or shall hold subject to a conditional sale agreement or other arrangement (including a leasing arrangement) pursuant to whichtitle to the property shall have been retained by or vested in some other Person for security purposes.

1.16       "Line of Credit" is defined in Section 2.1 hereof.

1.17       "Loan Documents" means this Loan Agreement, the Note, the Guaranties, and each other document executed in connection herewith.

1.18       "Note" is defined in Section 2.1 hereof.

1.19       “Obligor” means the Borrower and each Restricted Subsidiary.

1.20       "Parent" means National Beverage Corp., a Delaware corporation.

1.21       Intentionally Deleted.

1.22      "Permitted Acquisition" shall mean any acquisition (including by way of merger or consolidation) by Borrower or any Restricted Subsidiary of all or substantially all of the assets of another Person, a division or line of business of another Person, or the capital stock or other equity interests of another Person, which is conducted in accordance with the following requirements:

(a)    Both immediately before and after such acquisition, no default or Event ofDefault shall have occurred and be continuing; and

(b)    The board of directors (or other Person(s) exercising similar functions) of the seller of the assets or issuer of the capital stock or other equity interests being acquired shall not have disapproved such transaction or recommended that such transaction be disapproved.

1.23       "Permitted Investment" means any of the following Investments:

(a)    Marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency thereof and maturing within one year from the date of acquisition thereof;

(b)    Commercial paper of any corporation incorporated in the United States of America having a rating of "A-2" or better by S&P or "P-2" or better by Moody's;

(c)    Certificates of deposit, repurchase agreements, bankers acceptances, eurocurrency deposits, and certificates deposit (i) in an amount not in excess of the maximum amount of insurance provided by the Federal Deposit Insurance Corporation, or (ii) issued by commercial banks or trust companies incorporated under the laws of the United States of America, each being a member of the Federal Deposit Insurance Corporation and havingunsecured long- term debt that is rated "A-" or better by S&P or "A3" or better by Moody's;

(d)    Readily marketable debt securities issued by any state or municipality within the United States or any political subdivision, agency, or instrumentality thereof maturing within twelve (12) months or less of the date of acquisition and rated "MIG-1" or better by Moody's;

(e)    Investments in so-called "money market funds" registered under the Investment Company Act of 1940, as amended, and organized under the laws of the United States of America or any jurisdiction thereof, having total net assets of at least One Hundred Million Dollars ($100,000,000.00) and investing primarily in Investments of the types specified in clauses (a), (b), (c), and/or (d), but in each case without limitation as to maturity (so that it may reasonably be expected that at any time at least eighty percent (80%) of its invested funds willbe invested in such Investments);

(f)    Trust certificates or other instruments evidencing an ownership interest in debt securities held by a trustee or custodian and meeting the requirements of clause (d) hereof (except as to maturity), so long as the holder thereof has the right, at least as often as everythirty (30) days, to cause the purchase of such trust certificate or other instrument by a bank which meets the requirements of clause (c) hereof;

(g)    Investments in (i) any Restricted Subsidiary or (ii) any corporation which, simultaneously therewith, becomes a Restricted Subsidiary and which, in either case, is a Guarantor;

(h)    Investments in joint ventures as to which:

(i)	no party to such joint venture (other than the entity created by such joint venture) shall be an Affiliate of the Borrower;

(ii)	the entity created by such joint venture shall not engage in any line of business other than the lines of business in which the Borrower may engage pursuant to Section 7.10 hereof; and

(iii)	the aggregate amount of the Borrower's Investment in such joint venture shall not exceed the greater of Five Million Dollars ($5,000,000) and twenty percent (20%) of Consolidated Net Worth.

(i)    Other Investments held by the Borrower or any Restricted Subsidiary on the date of this Agreement and described on Schedule 1.18 hereto.

1.24       "Permitted Liens" means:

(a)

Liens existing on the date of this Agreement which are: (i) described in Schedule 1.24 hereto; or in the aggregate on property and equipment with a book value not exceeding $17 million, and which do not secure Funded Debt.

(b)

Liens securing taxes, assessments, governmental charges or levies or the claims or carriers, warehousemen, materialmen, mechanics and other like Persons not yet due or the payment of which is not then required by this Agreement; provided, however that this clause (b) shall not be deemed to permit any Liens which may be imposed pursuant to Section 4068 of ERISA or Section 412(n) of the Code;

(c)

Liens incidental to the ordinary course of business or the ownership of properties and assets, including, without limitation, (i) Liens, deposits, or pledges securing the performance of bids, tenders, leases, or trade contracts, (ii) Liens securing statutory obligations (including those arising under workers compensation, unemployment insurance, and other social security legislation), (iii) Liens to secure the performance of surety and appeal bonds, performance bonds, and other similar obligations; provided, however, that (A) any such Lien shall not be created in connection with and shall not secure Funded Debt; (B) any obligation secured by any such Lien shall not be overdue or, if overdue, is being contested in good faith by appropriate actions or proceedings during which there is no right on the part of the secured party to seize, take possession of or sell or cause the sale of the property subject to such Lien, and adequate book reserves have been established in accordance with GAAP; and (C) all such Liens, pledges,and deposits shall not in the aggregate materially impair the use or diminish the value of the properties of the Borrower or any Restricted Subsidiary in the operation of the respective businesses of the Borrower and the Restricted Subsidiaries provided, further, that this clause (C)shall not be deemed to permit any Liens which may be imposed pursuant to Section 4068 of ERISA or Section 412(n) of the Code; or (iv) other Liens not in excess of ten percent (10%) of Consolidated Net Worth;

(d)	[RESERVED];

(e)

Minor survey exceptions and minor encumbrances, easements, or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties, which are necessary for the conduct of the activities of the Borrower and the Restricted Subsidiaries or which customarily exist on properties of corporations engagedin similar activities and similarly situated and which do not in any event materially impair the use or diminish the value of any of such properties in the operation of the businesses of the Borrowerand the Restricted Subsidiaries;

(f)

Liens originally created to secure payment of a portion of the purchase price relating to fixed assets or equipment which the Borrower or any Restricted Subsidiary acquires after the date hereof from a non-affiliate, provided, however, that (i) no such Lien shall extend to any other property of the Borrower or any Restricted Subsidiary; and (ii) the outstanding principal amountof indebtedness secured by any such Lien shall not exceed one hundred percent (100%) of the cost of the property subject to such Lien.

(g)

Liens securing indebtedness of a corporation outstanding on the date such corporation (i) is designated as a Restricted Subsidiary pursuant to the provisions of this Agreement, (ii) merges into or consolidates with the Borrower or any Restricted Subsidiary pursuant to the provisions of Section 7.10 hereof, or (iii) is acquired by the purchase of all or substantially all of suchcorporation's assets and the assumption of such indebtedness of such corporation by theBorrower or any Restricted Subsidiary; provided, however, that such Liens are not applicable to the Borrower or any previously designated Restricted Subsidiary or the assets (other than the acquired assets) of the Borrower or any previously designated Restricted Subsidiary; provided, further, that none of such Liens is created prior to and in anticipation of such designation,merger, consolidation, or acquisition;

(h)

Liens which may arise to secure Indebtedness incurred under the Comerica Loan Agreement or the Fifth Third Loan Agreement as a result of security interests granted Bank in accordance with clause (b) of Section 3 of this Agreement, so long as property of the Borrower and/or Restricted Subsidiaries is subjected to such Liens in compliance with the provisions of this Agreement; and

(i)

The extension, renewal, or replacement of any Lien specified in the foregoing clauses (a) through (h); provided, however that (i) no property shall become subject to such extended, renewal, or replacement Lien that was not subject to the Lien extended, renewed, or replaced; the aggregate principal amount of Indebtedness secured by any such extended, renewed, or replacement Lien shall not be increased by such extension, renewal, or replacement; (iii) the Indebtedness secured by such Lien could be incurred in compliance the applicable limitations of this Agreement at the time of such extension, renewal, or replacement; and (iv) after giving effectthereto, no Event of Default shall exist.

1.25       "Person" means any corporation, business entity, natural person, firm, joint venture, partnership, trust, unincorporated organization, association, government, or any department or agency of any government.

1.26       "Responsible Officer" means the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer or Chief Accounting Officer of the Borrower.

1.27      "Restricted Subsidiary" "Restricted Subsidiary" means the Subsidiaries designated as "Restricted Subsidiaries" in Schedule 1.27 hereto, and any other Subsidiary that may be designated as aRestricted Subsidiary by resolution of the board of directors of the Borrower so long as (i) such Subsidiary conducts substantially all of its business and owns substantially all of its property the United States or such other location as is consented to by the Bank, and (ii) at least eighty percent (80%) ofeach class of the voting stock and one hundred percent (100%) of the preferred stock of such Subsidiary is legally and beneficially owned by the Borrower; provided, however, that any such designation of a Subsidiary as a Restricted Subsidiary shall not be effective unless the provisions of Section 7.10 hereof shall have been complied with. Once a Subsidiary becomes a Restricted Subsidiary, it may not thereafterbecome an Unrestricted Subsidiary.

1.28       "Subsidiary" means, for any Person, any corporation, partnership, or other entity of which more than fifty percent (50%) of the securities or other ownership interests having ordinary voting power to elect the board of directors or having direct power to perform functions similar to that of a board of directors is at the time directly or indirectly owned or controlled by such Person. Unless the context clearly indicates otherwise, the term, "Subsidiary' refers to a subsidiary of the Borrower.

1.29      "Substantial Sale of Assets" means the sale of any assets of the Borrower or any Restricted Subsidiary out of the ordinary course of business which, when aggregated with the proceeds of all such asset sales by the Borrower and any Restricted Subsidiary after the date hereof, exceeds fifty percent (50%) of the total consolidated tangible assets of the Borrower and its Restricted Subsidiaries, as determined in accordance with GAAP.

1.30       "Unrestricted Subsidiary" means a Subsidiary which is not a Restricted Subsidiary.

1.31.     Other Terms. (a) The terms "material" and "materially" shall have the meanings ascribed to such terms under GAAP as such would be applied to the business of the Borrower or others, except as the context shall clearly otherwise require; (b) all of the terms defined in this Agreement shall have such defined meanings when used in other documents issued under, or delivered pursuant to, this Agreement unless the context shall otherwise require; (c) all terms defined in this Agreement in the singular shall have comparable meanings when used in the plural, and vice versa; (d) accounting terms to the extent not otherwise defined shall have the respective meanings given them under, and shall be construed in accordance with GAAP; (e) "hereof," "herein," "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement;(f) the masculine and neuter genders are used herein and whenever used shall include the masculine, feminine, and neuter as well; and (g) whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such parties unless the context shall expressly provide otherwise.

2.           UP TO $50,000,000.00 DRAW TO TERM VARIABLE RATE LOAN

2.1         Loan Amount.

During the Availability Period, the Borrower shall be entitled to borrow from the Bank, on a revolving basis, any amount of up to Fifty Million and 00/100 Dollars ($50,000,000.00) (the "Loan"), on the terms and conditions set forth herein. The Borrower's obligations under the Loan shall be evidenced by a promissory note (as amended, extended, renewed or restated from time to time, the “Note”) of even date herewith, executed by the Borrower in favor of the Bank in the original principal amount of up to Fifty Million and 00/100 Dollars ($50,000,000.00).

2.2         Availability Period.

The Borrower shall be entitled to advances under the Note, on a revolving basis, during the period (the "Availability Period") between the date hereof, and December 31, 2022 (the "Advance Termination Date"). The Borrower shall not be entitled to any further advances under the Note after the Advance Termination Date.

2.3         Payments and Interest.

The Note shall bear interest at the rate set forth in the Note and shall be payable as set forth in the Note.

3.           COLLATERAL

(a)	The Loan shall be unsecured except as provided for in 3(b) below.

(b)

(i) In the event that any real or personal property of the Borrower becomes subject to a Lien (in violation of this Agreement) which is not a Permitted Lien and which Lien is not removed within thirty (30) days of Borrower's receipt of notice of any Lien (and without regard to any additional cure period) or (ii) upon the occurrence of any Event of Default which has not otherwise been cured or waived at any time, the Bank shall have the right after written notice to Fifth Third Bank National Association and to Comerica Bank (with a copy to Borrower) to become secured by a first perfected (as set forth below) security interest in and mortgage of all the real and personal property of the Borrower now owned or hereafter acquired or arising, and all proceeds thereof. The Borrower shall execute and deliver to the Bank such mortgages and security agreements as the Bank shall require and as are customary for a transaction of that type, covering said real and personal property in form and substance satisfactory to the Bank (the "Security Documents"), securing the foregoing obligations to the full extent permitted under applicable law. The Security Documents shall be sufficient, when notice thereof is properly filed or recorded in the appropriate jurisdictions, to grant to the Bank a first perfected security interest in and lien on the Borrower's property, subject to no prior Liens or encumbrances except as expressly permitted herein, except the equal and ratable lien, if any, to be granted pursuant to: (a) the Comerica Loan Agreement, (b) the Fifth Third Loan Agreement, or except as the Bank permits in writing. The Borrower agrees to execute or otherwise provide to the Bank any and all financing statements, modifications, and other agreements or consents required by the Bank now or in thefuture to perfect Bank's interest in the collateral and otherwise in connection therewith. The grantof a lien and security interest pursuant to this Section shall not cure any violation of this Agreement; any such violation shall constitute an Event of Default hereunder taking into accountthe expiration of any applicable cure period.

4.           LOAN ADMINISTRATION AND FEES

4.1         Fees.

The Borrower will pay to the Bank the fees set forth on Schedule A.

4.2         Collection of Payments; Payments Generally.

(a)

Regularly scheduled interest and principal payments will be made by debit to a deposit account, if direct debit is provided for in this Agreement or is otherwise authorized by the Borrower. For regularly scheduled interest and principal payments not made by direct debit and for all other payments, such payments will be made by such other method as may be permitted by the Bank.

(b)

Each disbursement by the Bank and each payment by the Borrower will be evidenced by records kept by the Bank which will, absent manifest error, be conclusively presumed to be correct and accurate and constitute an account stated between the Borrower and the Bank.

(c)	All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff.

4.3         Borrower’s Instructions.

Subject to the terms, conditions and procedures stated elsewhere in this Agreement, the Bank may honor instructions for advances or repayments and any other instructions under this Agreement given by the Borrower (if an individual), or by any one of the individuals the Bank reasonably believes is authorized to sign loan agreements on behalf of the Borrower, or any other individual(s) designated by any one of such authorized signers (each an “Authorized Individual”). The Bank may honor any such instructions made by any one of the Authorized Individuals, whether such instructions are given in writing or by telephone, telefax or Internet and intranet websites designated by the Bank with respect to separate products or services offered by the Bank.

4.4         Direct Debit.

(a)

The Borrower agrees that on the due date of any amount due under this Agreement, the Bank will debit the amount due from deposit account number 3871131848 owned by NewBevCo, Inc., or such other of the Borrower’s accounts with the Bank as designated in writing by the Borrower (the "Designated Account"). Should there be insufficient funds in the Designated Account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable bythe Borrower.

(b)	The Borrower may terminate this direct debit arrangement at any time by sending written notice to the Bank at the address specified at the end of this Agreement.

4.5         Banking Days.

Unless otherwise provided in the Note or this Agreement, a banking day is a day other than a Saturday, Sunday or other day on which commercial banks are authorized to close, or are in fact closed, in the state where the Bank's lending office is located, and, if such day relates to amounts bearing interest at an offshore rate (if any), means any such day on which dealings in dollar deposits are conducted among banks in the offshore dollar interbank market. All payments and disbursements which would be due or which are received on a day which is not a banking day will be due or applied, as applicable, on the next banking day.

4.6         Additional Costs.

The Borrower will pay the Bank, on demand, for the Bank's costs or losses arising from any Change in Law which are allocated to this Agreement or any credit outstanding under this Agreement. The allocation will be made as determined by the Bank, using any reasonable method. The costs include, without limitation, the following:

(a)	any reserve or deposit requirements (excluding any reserve requirement already reflected in the calculation of the interest rate in this Agreement); and

(b)	any capital requirements relating to the Bank's assets and commitments for credit.

“Change in Law” means the occurrence, after the date of this Agreement, of the adoption or taking effect of any new or changed law, rule, regulation or treaty, or the issuance of any request, rule, guideline or directive (whether or not having the force of law) by any governmental authority; provided that (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives issued in connection with that Act, and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted orissued.

4.7         Interest Calculation.

Except as otherwise stated in the Note or this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed. This results in more interest or a higher fee than if a 365-day year is used. Installments of principal which are not paid when due under this Agreement shall continue to bear interest until paid. To the extent that any calculation of interest or any fee required to be paid under the Note or this Agreement shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

4.8         Default Rate.

Upon the occurrence of any Event of Default or after maturity or after judgment has been rendered on any obligation under the Note or this Agreement, all amounts outstanding under the Note, including any unpaid interest, fees, or costs, will at the option of the Bank bear interest at a rate which is three percentage points (3.0) higher than the rate of interest otherwise provided under the Note. This may result in compounding of interest. This will not constitute a waiver of any default or Event of Default.

5.           CONDITIONS

Before the Bank is required to extend any credit to the Borrower under this Agreement, it must receive any documents and other items it may reasonably require, in form and content acceptable to the Bank, including any items specifically listed below.

5.1         Authorizations.

Evidence that the execution, delivery and performance by the Borrower and each Restricted Subsidiary of this Agreement or any other Loan Documents required under this Agreement have been duly authorized.

5.2         Governing Documents.

A copy of the Borrower's and each Restricted Subsidiary's organizational documents.

5.3         KYC Information.

(a)

Upon the request of the Bank, the Borrower shall have provided to the Bank, and the Bank shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act.

(b)	If the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, it shall have provided a Beneficial Ownership Certification to the Bank if so requested.

5.4         Guaranties.

A Continuing and Unconditional Guaranty (each, a "Guaranty") signed by each Guarantor.

5.5         Payment of Fees.

Payment of all fees, expenses and other amounts due and owing to the Bank. If any fee is not paid in cash, the Bank may, in its discretion, treat the fee as a principal advance under this Agreement or deduct the fee from the loan proceeds.

5.6         Good Standing.

Certificates of good standing for the Borrower and each Guarantor from its respective state of formation and from any other state in which the Borrower or such Guarantor is required to qualify to conduct its business.

5.7         Legal Opinion.

A written opinion from the Borrower's legal counsel, covering such matters as the Bank may require. The legal counsel and the terms of the opinion must be acceptable to the Bank.

5.8         Intercreditor Agreement.

An Intercreditor Agreement signed between the Bank, Comerica Bank and Fifth Third Bank, National Association.

5.9         Insurance.

Evidence of insurance coverage, as required in the "Covenants" section of this Agreement.

6.           REPRESENTATIONS AND WARRANTIES

When the Borrower signs this Agreement, and until the Bank is repaid in full, the Borrower makes the following representations and warranties. Each request for an extension of credit constitutes a renewal of these representations and warranties as of the date of the request:

6.1         Formation.

The Borrower, each Restricted Subsidiary and each Guarantor is duly formed and existing under the laws of the state or other jurisdiction where organized.

6.2         Authorization.

This Agreement, and each other Loan Document required under this Agreement, are within the Borrower's or applicable Guarantor's powers, have been duly authorized, and do not conflict with any of the applicable party's organizational papers.

6.3         Beneficial Ownership Certification.

The information included in the Beneficial Ownership Certification most recently provided to the Bank, if applicable, is true and correct in all respects.

6.4         Good Standing.

To Borrower’s and each Guarantor’s understanding, in each state or other jurisdiction in which the Borrower or any Guarantor does business, such entity is properly licensed, in good standing, and, where required, in compliance with fictitious name (e.g. trade name or d/b/a) statutes.

6.5         Government Sanctions.

(a)

The Borrower represents that no Obligor, nor any affiliated entities of any Obligor, including in the case of any Obligor that is not a natural person, subsidiaries nor, to the knowledge of the Borrower, any owner, trustee, director, officer, employee, agent, affiliate or representative of the Borrower or any other Obligor is an individual or entity (“Person”) currently the subject of any sanctions administered or enforced by the United States Government, including, without limitation, the U.S. Department of Treasury’s Office of Foreign Assets Control, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), nor is the Borrower or any other Obligor located, organized orresident in a country or territory that is the subject of Sanctions.

(b)

The Borrower represents and covenants that it will not, directly or indirectly, use the proceeds of the credit provided under this Agreement, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, to fund any activities of or business with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions.

6.6         Financial Information.

All financial and other information that has been or will be supplied to the Bank is sufficiently complete to give the Bank accurate knowledge of the Borrower's (and any other Obligor's) financial condition, including all material contingent liabilities. Since the date of the most recent financial statement provided to the Bank, there has been no material adverse change in the business condition (financial or otherwise),operations, properties or prospects of the Borrower (or any other Obligor).

6.7         Lawsuits.

There is no material lawsuit, tax claim or other dispute pending or threatened against the Borrower or any other Obligor which, if lost, would impair the Borrower's or such Obligor’s financial condition or ability to repayits obligations as contemplated by this Agreement or any other agreement contemplated hereby, except as have been disclosed in writing to the Bank prior to the date of this Agreement.

6.8         Other Obligations.

Neither the Borrower nor any Guarantor is in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation, except as have been disclosed in writing to the Bank prior to the date of this Agreement.

6.9         Tax Matters.

The Borrower has no knowledge of any pending assessments or adjustments of income tax for itself or for any Restricted Subsidiary for any year and all taxes due have been paid, except as have been disclosed in writing to the Bank prior to the date of this Agreement.

6.10       Title to Assets.

(a)

Each of the Borrower and each Restricted Subsidiary has good and valid title (or, with respect to interests as lessee or otherwise, its equivalent under applicable law) to properties and assets purported to be owned (or leased) by it that are material to the conduct of the business of the Borrower and the Restricted Subsidiary, taken as a whole, and including properties and assets reflected in the financial statements and notes thereto provided to the Bank, except for such assets as have been disposed of in the ordinary course of business. All such properties and assets are subject to no Liens, other than Permitted Liens. Schedule 1.24 accurately lists (i)each financing statement, deed, agreement, or other instrument in effect on the date hereof which has been filed, recorded, or registered pursuant to any United States federal, state, or local law or regulation that names the Borrower or any of the Restricted Subsidiaries as debtor orlessee or as the grantor or the franchisor of the interest created thereby, and (ii) as to each such financing statement, deed, agreement, or other instrument, the names of the debtor, lessee, grantor, or transferor and the secured party, lessor, grantee, or transferee and the name of the jurisdiction in which such financing statement, deed, agreement or other instrument has been filed, recorded, or registered. Except as contemplated hereby, and pursuant to the Comerica Loan Agreement and/or the Fifth Third Loan Agreement, neither the Borrower nor any of the Restricted Subsidiaries has signed any agreement or instrument in effect on the date hereof authorizing any secured party thereunder to file any such financing statement, deed, agreement, or other instrument (other than any such agreement or instrument relating to the Liens permitted under paragraph (d) or (f) of the definition of Permitted Liens).

(b)

Each of the Borrower and each Restricted Subsidiary has the right to, and does, enjoy peaceful and undisturbed possession under all leases under which it is leasing property that are material to the conduct of the business of the Borrower and the Restricted Subsidiary, taken as a whole. All such leases are valid, subsisting and in full force and effect, subject only to Permitted Liens, and neither the Borrower nor any of the Restricted Subsidiaries is in default in the performance, observance, or fulfillment of any obligation under any provision of any such lease, which default is reasonably likely to result in a termination of such lease or have a material adverse effect on the Borrower and the Restricted Subsidiaries, taken as a whole. No written notice has been received that any other party to any such lease is in default under any such lease.

6.11       No Event of Default.

There is no event which is, or with notice or lapse of time or both would be, an Event of Default under the Note, this Agreement or any other Loan Document.

6.12       Location of Borrower.

The place of business of the Borrower or, if the Borrower has more than one place of business, its chief executive office) is located at the address listed on the signature page of this Agreement.

6.13       ERISA Plans.

(a)

Each Plan (other than a multiemployer plan) is in compliance in all material respects with ERISA, the Code and other federal or state law, including all applicable minimum funding standards and there have been no prohibited transactions with respect to any Plan (other than a multiemployer plan), which has resulted or could reasonably be expected to result in a material adverse effect.

(b)	With respect to any Plan subject to Title IV of ERISA:

(i)	No reportable event has occurred under Section 4043(c) of ERISA which requires notice.

(ii)	No action by the Borrower or any ERISA Affiliate to terminate or withdraw from any Plan has been taken and no notice of intent to terminate a Plan has been filed under Section 4041 or 4042 of ERISA.

(c)	The following terms have the meanings indicated for purposes of this Agreement:

(i)	"Code" means the Internal Revenue Code of 1986, as amended.

(ii)	"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

(iii)	"ERISA Affiliate" means any trade or business (whether or not incorporated) undercommon control with the Borrower within the meaning of Section 414(b) or (c) of the Code.

(iv)

"Plan" means a plan within the meaning of Section 3(2) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate, including any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA.

6.14       No Plan Assets.

The Borrower represents that, as of the date hereof and throughout the term of this Agreement, no Borrower or Restricted Subsidiary is (1) an employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (2) a plan or account subject to Section 4975 of the Internal Revenue Code of 1986 (the “Code”); (3) an entity deemed to hold “plan assets” of any such plans or accounts for purposes of ERISA or the Code; or (4) a “governmental plan” within the meaning of ERISA.

6.15       Enforceable Agreement.

This Agreement is a legal, valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms, and any instrument or agreement required under this Agreement, when executed and delivered, will be similarly legal, valid, binding and enforceable.

6.16       No Conflicts.

This Agreement does not conflict with any law, agreement, or obligation by which the Borrower or any other Obligor is bound.

6.17       Permits, Franchises.

The Borrower and each Restricted Subsidiary possesses all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights, copyrights, and fictitious name rights necessary to enable it to conduct the business in which it is now engaged.

6.18       Insurance.

The Borrower and each Restricted Subsidiary has obtained, and maintained in effect, the insurance coverage required in the "Covenants" section of this Agreement.

6.19       Investment Company Act: Regulation.

(a)

Neither the Borrower nor any of its Subsidiaries is an "investment company" or an "affiliated person" of an "investment company," or a company "controlled" by an "investment company," and neither the Borrower nor any of its Subsidiaries is an "investment advisor" or an affiliated person" of an "investment advisor," and as each of the quoted terms is defined or used in the Investment Company Act of 1940, as amended.

(b)

Neither the Borrower nor any of its Subsidiaries is subject to regulation under any state or local public utilities code or any federal, state, or local statute or regulation limiting its ability to incur Indebtedness for Money Borrowed or to pledge assets of the type contemplated hereunder.

7.           COVENANTS

The Borrower agrees, so long as credit is available under this Agreement and until the Bank is repaid in full, the Borrower shall, and shall cause each Restricted Subsidiary:

7.1         Use of Proceeds.

To use the proceeds of the Note for general corporate purposes and the issuance of a specialdividend.

7.2         Financial Information.

To provide the following financial information and statements in form and content acceptable to the Bank, and such additional information as requested by the Bank from time to time. The Bank reserves the right, upon written notice to the Borrower, to require the Borrower to deliver financial information and statements to the Bank more frequently than otherwise provided below, and to use such additional information and statements to measure any applicable financial covenants in this Agreement.

(a)

As soon as practicable and in any event within forty-five (45) days after the end of each fiscal quarter of the Borrower other than the last quarter of each fiscal year, a consolidated balance sheet of the Borrower and the Restricted Subsidiaries as at the last day of such quarter and the related consolidated statement of income for such quarter and cumulative fiscal year-to-date for the Borrower and the Restricted Subsidiaries, setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year, all in reasonable detail and satisfactory in scope to the Bank and certified by the chief financial officer of the Borrower as to the fairness of such financial statements and that the same have been prepared in accordance with GAAP, subject to changes resulting from normal, recurring year-end adjustments; provided, however, that if, so long as the Borrower is a Subsidiary of the Parent, the Parent duly files with the SEC any Form 12b-25 under the Exchange Act (or any successor form thereunder) with respect to its inability to timely file its quarterly report on Form 10-Q for a fiscal quarter and obtains a valid extension of such time to file, the financial information required to be delivered by this paragraph may be delivered later than forty-five (45) days after the end of such fiscal quarterbut in no event later than the extended deadline for filing such quarterly report imposed by said Rule 12b-25.

(b)

As soon as practicable and in any event within one hundred (100) days after the end of each fiscal year of the Borrower, the consolidated balance sheet of the Borrower and the Restricted Subsidiaries as at the end of such fiscal year, and related consolidated statements of income, retained earnings, and changes in financial position for such fiscal year, setting forth in each case in comparative form figures for the corresponding period in the preceding calendar year, all in reasonable detail and satisfactory in scope to the Bank, provided, however, that if, so long as the Borrower is a Subsidiary of the Parent, the Parent shall duly file with the SEC any Form 12b- 25 under the Exchange Act (or any successor form thereunder) with respect to its inability to timely file its annual report on Form 10-K for a fiscal year and obtains a valid extension of such time to file, the financial information required to be delivered by this paragraph may be delivered later than one hundred (100) days after the end of such fiscal year but in no event later than the extended deadline for filing such annual report imposed by said Rule 12b-25.

(c)

As soon as practicable, and in any event within forty-five (45) days after the end of each fiscal quarter of the Parent, other than the last quarter of each fiscal year, a consolidated balancesheet as at the last day of such quarter and the related consolidated statement of income for such quarter and cumulative fiscal year-to-date for the Parent and its Subsidiaries, setting forthin each case in comparative form figures for the corresponding period in the preceding fiscal year, all in reasonable detail and satisfactory in scope to the Bank and certified by the chief accounting officer of the Parent as to the fairness of such financial statements and that the samehave been prepared in accordance with GAAP subject to changes resulting from nonrecurring year-end adjustments; provided, however, that the delivery of the Parent's quarterly report on Form 10-Q promptly after its timely filing with the SEC thereof shall satisfy the requirements of this paragraph with regard to consolidation of financial statements;

(d)

As soon as practicable, and in any event within one hundred (100) days after the end of each fiscal year of the Parent, the consolidated balance sheet of the Parent and its Subsidiaries as at the end of such fiscal year, and related consolidated statements of income, retained earnings, and changes in financial position for such fiscal year, setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year, all in reasonable detail and satisfactory in scope to the Bank and certified by and containing an unqualified opinion of RSM

US LLP, or other independent certified public accountants of recognized national standingselected by the Parent and reasonably satisfactory to the Bank; provided, however, that, the delivery of the Parent's annual report on Form 10-K promptly after its timely filing with the SEC thereof shall satisfy the requirements of this paragraph with regard to consolidated financial statements;

(e)

Together with each delivery of those items required by clauses (a) and (b) above, a Certificate of Compliance in the form attached hereto as Exhibit "D", executed by the chief financial officer or the Vice President-Comptroller of the Borrower;

(f)

Promptly upon distribution thereof, copies of all annual or quarterly financial or other statements of Borrower and the Parent (including proxy statements, documents, and reports as the Borrower) shall send to any class of its shareholders;

(g)

At any time when the Borrower or the Parent is obligated to file reports with the SEC pursuant to the Exchange Act, promptly, and in any event within fifteen (15) days after the filing thereof, copies of all periodic reports, current reports, and registration statements which the Borrower files with the SBC or any equivalent governmental agency and, promptly upon written request therefor, copies of any financial statements which the Borrower files annually with any federal, state, or local regulatory agency or agencies;

(h)

With reasonable promptness such additional financial or other information as the Bank may from time to time reasonably request (including, without limitation, consolidating financial statements with respect to any Subsidiary); provided, however, that the Borrower shall not be required to furnish any information requested pursuant to this paragraph to the extent that such information is not then available or may not be produced without unreasonable effort or expense.

Bank is hereby authorized to deliver a copy of any financial statements or any other information relating to the business, operations, or financial condition of the Parent, the Borrower, or the Subsidiaries, which may be furnished to it or come to its attention pursuant to the Loan Documents or otherwise, to any regulatory body or agency having jurisdiction over the Bank or to any Person which shall or shall havethe right or obligation to, succeed to all or any part of the Bank's interest in the Loan Documents.

7.3         Funded Debt to EBITDA Ratio.

To maintain on a consolidated basis (to include the Borrower and all Restricted Subsidiaries) a ratio of Funded Debt to EBITDA not exceeding 3.5 to 1.0. This covenant shall be tested on a quarterly basis.

7.4         Bank as Principal Depository.

To maintain a depository relationship with the Bank.

7.5         Other Debts.

The Borrower agrees that throughout the term of the Loan:

(a)

Neither the Borrower nor any Restricted Subsidiary shall at any time, directly or indirectly, incur, create, assume, guarantee or become liable in any manner with respect to any Funded Debt unless, immediately after giving effect to such incurrence: (i) the ratio of Consolidated Funded Debt (determined immediately after giving effect to such incurrence) to EBITDA (for the four (4) most recent full fiscal quarters) shall be equal to or less than 3.50 to I .00; and (ii) no Event of Default shall exist.

(b)

For purposes of this Section 7.5, if Funded Debt is incurred by the Borrower or a Restricted Subsidiary for the purpose of acquiring Voting Stock of or any assets of any Person which is not a Restricted Subsidiary and, immediately after and giving effect to such acquisition, such Person will be a Restricted Subsidiary (in the case of an acquisition of Voting Stock) or such assets will be owned by Borrower of a Restricted Subsidiary (in the case of an acquisition of assets), then the amounts of EBITDA of such Person or of EBITDA attributable to such assets which would have been included in EBITDA if such Person had been a Restricted Subsidiary or such assets had been owned by Borrower or a Restricted Subsidiary during the relevant fiscal quarters shall be included in EBITDA for the relevant fiscal quarters for purposes of determining compliance with this Section 7.5.

This above does not prohibit:

(i)	Acquiring goods, supplies, or merchandise on normal trade credit.

(ii)	Liabilities, lines of credit and leases in existence on the date of this Agreement disclosed in writing to the Bank in the Borrower's most recent financial statement.

7.6         Other Liens.

The Borrower will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume, or suffer or permit to exist, any Lien, other than in favor of Bank or the Permitted Liens.

7.7         Maintenance of Assets.

(a)

The Borrower will not, and will not permit any Restricted Subsidiary to, merge into or consolidate with, or sell, lease, or otherwise dispose of all or substantially all of its assets, directly or indirectly, in one or a series of transactions, to any other Person, or permit any other Person to merge into or consolidate with it or any Restricted Subsidiary except:

(i)

The Borrower may permit any corporation to merge into it so long as: (A) the Borrower shall be the surviving corporation; (B) immediately after giving effect to the transaction, the Borrower shall be permitted by the provisions of this Agreement to incur at least One Dollar ($1.00) of additional Funded Debt; and (C) immediately before and after giving effect to the transaction, no Event of Default shall exist;

(ii)

Borrower may merge into or consolidate with, or sell all or substantially all of its assets to, any other corporation, so long as: (A) the corporation which survives such merger or results from such consolidation or acquires such assets shall be organized under the laws of theUnited States of America, a state thereof or the District of Columbia; (B) the surviving corporation shall assume, by an instrument reasonably satisfactory in form and substance to the Bank, the obligations of the Borrower under this Agreement; (C) immediately after giving effect to the transaction, the surviving corporation shall be permitted by the provisions of this Agreement to incur at least One Dollar ($1.00) of additional Funded Debt; (D) immediately before and after giving effect to the transaction, no Event of Default shall exist; and (E) an opinion of counsel (reasonably satisfactory in form and substance to the Bank) shall be delivered to the Bank upon consummation of the transaction to the effect that this Agreement, the Note, and the instrument referred to in the foregoing clause (B) are legal, valid, and binding obligations of the surviving corporation, enforceable against the surviving corporation in accordance with their respective terms, and as to such other matters as to which the Bank shall have received a legal opinion on the date of this Agreement as the Bank may reasonably request;

(iii)

Any Restricted Subsidiary may merge into or consolidate with (A) the Borrower; (B) any other Restricted Subsidiary; or (iii) any other corporation, so long as (x) if such other corporation is the surviving corporation, it is organized under the laws of the United States of America, a state thereof, or the District of Columbia and, simultaneously the consummation of such merger or consolidation, is designated a Restricted Subsidiary pursuant to this Agreement; (y) immediately after and giving effect to such merger or consolidation, the Borrower shall be permitted by the Provisions of this Agreement to incur at least One Dollar ($1.00) of additional Funded Debt; and (z) immediately before and after giving effect to the transaction, no Event of Default shall exist;

(b)

Any Restricted Subsidiary may sell all or substantially all of its assets to (i) the Borrower; (ii) any other Restricted Subsidiary; or (iii) any other corporation, so long as (v) such transaction complies with the provisions of this Agreement, (w) any indebtedness of such Restricted Subsidiary to the Borrower and to any other Restricted Subsidiary is repaid prior to or contemporaneously with such transaction, (x) no investment of such Restricted Subsidiary in the Borrower or any other Restricted Subsidiary is included among the assets sold in such transaction, immediately before and after giving effect to such transaction, the Borrower shall be permitted by the provisions of this Agreement to incur at least One Dollar ($1.00) of additional Funded Debt, and (z) immediately before and after giving effect to such transaction, no Event of Default shall exist.

7.8          Transfer and Sale of Assets/Sale and Leaseback.

(a)

The Borrower will not, and will not permit any Restricted Subsidiary to, directly or indirectly, through a single transaction or a series of transactions, sell, lease, transfer, or otherwise disposeof or suffer to be sold, leased, transferred, abandoned, or otherwise disposed of, all or any partof its assets except:

(i)	The Borrower or any Restricted Subsidiary may sell its inventory, materials, and surplus and obsolete equipment in each case in the ordinary course of its business;

(ii)	The Borrower or any Restricted Subsidiary may sell all or substantially all of its assets to the extent permitted under this Agreement;

(iii)	Any Restricted Subsidiary may sell, lease, transfer, or otherwise dispose of any of its assets to the Borrower or any other Restricted Subsidiary; and

(iv)

or any Restricted Subsidiary may sell, lease, or otherwise dispose of assets to a Person which is not an Affiliate of the Borrower for cash and/or indebtedness issued by the purchaser of such assets in consideration therefor (each such sale, lease, or other disposition of assets pursuant to this clause (iii) being hereinafter referred to as a "sale"), so long as such sale (i) is determined in good faith by the Borrower to be for a price or rental at least equal to the fair market sale or rental value of the assets sold, leased, or otherwise disposed of and to be in the best interest of the Borrower, and (ii) does not constitute a Substantial Sale of Assets.

(b)

The Borrower will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, sell, transfer, or otherwise dispose of any property, whether now owned or hereafter acquired, in connection with a transaction in which it is contemplated that such property, or any portion thereof, or any other property that the Borrower or such Restricted Subsidiary, as the case may be, intends to use for substantially the same purpose as the property so sold, transferred, or otherwise disposed of, will simultaneously or subsequently be leased back to theBorrower or any Restricted Subsidiary (a "Sale Leaseback Transaction") unless:

(i)

Such Sale Leaseback Transaction involves a lease which (x) if such Lease is an operating lease, would be permitted pursuant to the provisions of this Agreement and, (y) if such Lease is a Capital Lease, the Attributable Indebtedness associated with such Capital Lease would be permitted pursuant to the provisions of this Agreement;

(ii)

Such Sale Leaseback Transaction relates solely to property or assets with respect to which the Borrower or any Restricted Subsidiary may create a Lien pursuant to the provisions of paragraphs (f), (g), or (h) of the definition of "Permitted Liens" set forth in Section 1 hereof; and

(iii)

Such Sale Leaseback Transaction either (x) complies with the provisions of this Agreement or (y) is consummated within twelve (12) months of the date on which the construction of all the leased assets has been completed, whichever is later.

7.9         Payment Restrictions. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, enter into any agreement, instrument, or other document which prohibits or restricts in any way or to otherwise, directly or indirectly, create or cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (i) pay dividends, or make any other distribution in respect of its capital stock or any other equity interest or participation in its profits owned by the Borrower or any Restricted Subsidiary, or pay or repay any indebtedness owed to the Borrower or any Restricted Subsidiary, (ii) make loans or advances to the Borrower, or (iii) transfer any of its properties orassets to the Borrower or any Restricted Subsidiary (subject to the rights of any holder of a Lien on any such properties or assets which Lien is a Permitted Lien).

7.10       Restricted Subsidiaries. The Borrower will not hereafter designate any entity as a Restricted Subsidiary hereunder (and any such designation shall be without effect hereunder) unless:

(a)

The board of directors of the Borrower shall have duly adopted a resolution approving such designation, and the Bank shall have received a copy of such resolution certified by the secretary or assistant secretary of the company;

(b)	Such entity satisfies the requirements of the definition of "Restricted Subsidiary" set forth in this Agreement;

(c)	No Event of Default shall exist prior to, as a result of, or immediately after giving effect to, such designation;

(d)

Immediately after such designation and including such entity in such determination the Borrower shall be permitted to incur at least $1.00 of additional Funded Debt pursuant to the provisions of this Agreement;

(e)

Such entity shall have executed a Guaranty pursuant to the provisions of Section 5.4 hereof and obtained, if required by the Bank, an opinion of counsel reasonably satisfactory to it as to the due authorization, execution, and delivery of such Guaranty by such corporation; and

(f)

The Borrower shall promptly, and in any event within seven (7) Business Days after such designation, give notice to the Bank of the fact of such designation, the name, jurisdiction of incorporation or organization, principal business address, and business of such newly- designated Restricted Subsidiary, and certifications as to and computations showing compliance with the requirements of this Section, and shall deliver to the Bank with such notice the Guaranty and counsel opinion, if any; provided, however, that, for the purposes of this Section, any computation of any financial covenant in connection with the determination of the absence of an Event of Default or the ability of the Borrower to incur Indebtedness after giving effect to the designation of a corporation as a Restricted Subsidiary shall be made on a pro forma basis, and, without limitation, shall include the Indebtedness of such corporation in any such computation for the relevant period in the case of any such designation and include the net income or EBITDA of such corporation in such computation in the case of any such designation. Notwithstanding the foregoing provisions of this Section, to the extent that a Subsidiary is not designated a Restricted Subsidiary within ninety (90) days after the day on which such Subsidiary becomes a Subsidiary of the Borrower, such Subsidiary shall be deemed to be an Unrestricted Subsidiary. Any designation of a Person as a Restricted Subsidiary shall be irrevocable.

7.11       Intentionally Deleted.

7.12      Limitations on Distributions. The Borrower will not declare or make, or permit any Restricted Subsidiary to declare or make, any distribution, dividend, payment or other distribution of assets, properties, cash, rights, obligations or securities (collectively, "Distributions") on account of its capital stock, or purchase, redeem or otherwise acquire for value any capital stock, or any warrants, rights or options to acquire such capital stock, now or hereafter outstanding, except that:

(a)

The Borrower may pay dividends to its shareholders if no Event of Default has occurred and is continuing, either before the declaration and payment of such dividends or after giving effect thereto; and

(b)	Restricted Subsidiaries may make Distributions to the Borrower or to other Restricted Subsidiaries.

7.13       Investments.

As of the date hereof, the Borrower and the Restricted Subsidiaries do not own any Investments other than Permitted Investments of the types described in clauses (a)-(e) of the definition of such term in Section 1 hereof and other than the Investments listed in Schedule 1.23 hereto, which Item correctly setsforth the amounts of the Investments listed thereon.

7.14       Loans.

Not to make any loans, advances or other extensions of credit to any individual or entity, except for:

(a)	Existing extensions of credit disclosed to the Bank in writing prior to the date of this Agreement.

(b)	Extensions of credit to the Borrower’s and each Restricted Subsidiary's current subsidiaries or affiliates.

(c)	Extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business to non-affiliated entities.

7.15       Transactions with Affiliates.

Neither the Borrower nor any Restricted Subsidiary will enter into any transaction (including, without limitation, the purchase, sale, lease, or exchange of any property, the rendering of any services, or the payment of management fees) with any Affiliate, except: (i) transactions in the ordinary course of the business of the Borrower or such Restricted Subsidiary, and in good faith and upon commercially reasonable terms that are no less favorable to it than it would obtain in a comparable arm's length transaction with a Person other than an Affiliate; and (ii) transactions between the Borrower and any wholly- owned Restricted Subsidiary which are not otherwise prohibited by this Agreement.

7.16       Notices to Bank.

The Borrower will promptly, and in any event within fifteen (15) Business Days thereafter, give notice to the Bank of:

(a)

the institution of any suit, action, or proceeding against the Borrower or any Restricted Subsidiary which is reasonably likely, in the reasonable judgment of the Borrower, to have a materially adverse effect on the business, earnings, prospects, properties, or condition (financial or otherwise) of the Borrower and the Restricted Subsidiaries, taken as a whole;

(b)

upon the obtaining of knowledge thereof by any Responsible Officer, any change in any law which is reasonably likely to have a materially adverse effect on the business, earnings, prospects, properties, or condition (financial or otherwise) of the Borrower and the Restricted Subsidiaries, taken as a whole;

(c)

copies of any notice of violation, order, or other document evidencing noncompliance with any environmental law which is reasonably likely to have a materially adverse effect on the business, earnings, prospects, properties, or condition (financial or otherwise) of the Borrower and the Restricted Subsidiaries, taken as a whole;

(d)

upon the obtaining of actual knowledge thereof by any Responsible Officer, any Event of Default, specifying the nature and period of existence thereof, what action the Borrower has taken or is taking or proposes to take with respect thereto, and an estimate of the time necessary to cure such Event of Default;

(e)

upon any Responsible Officer being aware thereof, the occurrence of any (i) ERISA Termination Event; (ii) "prohibited transaction" (within the meaning of Section 4975 of the Code or Section 406 of ERISA), other than one to which an exemption applies; (iii) failure to make a timely contribution to any Pension Plan, if such failure has given rise to a lien under Section 412 (n) of the Code; or (iv) actual, asserted, or alleged violation of ERISA, the Code, or comparable provision of applicable foreign law, that, with respect to any of the events set forth in the forgoingclauses (i) through (iv), could result in a tax, penalty, or other consequence to the Borrower, any Subsidiary, or any ERISA Affiliate in connection with any Plan, which tax, penalty, or other consequence, individually or in the aggregate, would materially affect, individually or in the aggregate, the business, earnings, prospects, properties, or condition (financial or otherwise) of the Borrower and its Restricted Subsidiaries, taken as a whole, what action the Borrower istaking or proposes to take with respect thereto, and, when known, any action taken by the IRS, the U.S. Department of Labor, the PBGC, any foreign governmental entity, or any other Person with respect thereto;

(f)

upon the obtaining of actual knowledge by any Responsible Officer, that any franchise or license held by the Borrower or any Restricted Subsidiary will be revoked, terminated, or suspended, other than any termination in connection with the sale of any assets permitted pursuant to the provisions of this Agreement, and other the revocations, terminations, and suspensions which, individually or in the aggregate, would not have a material adverse effect on the business, earnings, prospects, properties, or condition (financial or otherwise) of the Borrower and the Restricted Subsidiaries, taken as a whole;

(g)

copies of all press releases and other written statements made available generally by the Borrower to its stockholders or to one or more financial news services concerning material developments in the business of the Borrower and the Restricted Subsidiaries, taken as a whole;

(h)	copies of any notice of the exercise of any remedy by any secured party with respect to any of the material assets or property of the Borrower and the Restricted Subsidiaries, taken as a whole;

(i)	copies of any Form 8-K filed under the Exchange Act;

(j)

the occurrence of any material casualty to any material facility of the Borrower or any other force majeure (including, without limitation, any strike or other labor disturbance) materially affecting the operation or value of any such facility and which is reasonably likely to have a materially adverse effect on the business, earnings, prospects, properties, or condition (financial or otherwise) of the Borrower and the Restricted Subsidiaries, taken as a whole (specifying whether or not such casualty or force majeure is covered by insurance);

(k)	Any event of default under this Agreement, or any event which, with notice or lapse of time or both, would constitute an event of default; and

(l)	Any change in any Obligor’s name, legal structure, state of registration (for a registered entity), place of business, or chief executive office if the Obligor has more than one place of business.

7.17       Insurance.

(a)

General Business Insurance. To maintain insurance satisfactory to the Bank as to amount, nature and carrier covering property damage (including loss of use and occupancy) to any of the Obligor’s properties, business interruption insurance, public liability insurance including coverage for contractual liability, product liability and workers' compensation, and any other insurance which is usual for such Obligor’s business. Each policy shall include a cancellation clause in favor of the Bank.

(b)	Evidence of Insurance. Upon the request of the Bank, to deliver to the Bank a copy of each insurance policy, or, if permitted by the Bank, a certificate of insurance listing all insurance in force.

7.18       Compliance with Laws.

To comply with the requirements of all laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to cause a material adverse change in any Obligor's business condition (financial or otherwise), operations or properties, or ability to repay the credit, or, in the case of the Controlled Substances Act, result in the forfeiture of any material property of any Obligor.

7.19       Books and Records.

To maintain adequate books and records, including complete and accurate records.

7.20       Audits.

Upon the occurrence of any Event of Default hereunder, or if the Bank, in its reasonable discretion, determines that there has been a material adverse change to the Borrower, the Borrower shall allow the Bank and its agents, upon prior notice and during normal business hours, to inspect the Borrower's properties and examine, audit, and make copies of books and records. If any of the Borrower's properties, books or records are in the possession of a third party, the Borrower authorizes that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank's requests for information concerning such properties, books and records.

7.21       Perfection of Liens.

To help the Bank perfect and protect its security interests and liens, and reimburse it for related costs it incurs to protect its security interests and liens.

7.22       Cooperation.

To take any action reasonably requested by the Bank to carry out the intent of this Agreement.

7.23       Patriot Act; Beneficial Ownership Regulation.

Promptly following any request therefor, to provide information and documentation reasonably requested by the Bank for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act and the Beneficial Ownership Regulation.

7.24       Subsidiary Guaranties and Collateral.

Restricted Subsidiaries. The Borrower will cause each of its domestic subsidiaries whether newly formed, after acquired or otherwise existing to promptly (and in any event within thirty (30) days after such subsidiary is formed or acquired (or such longer period of time as agreed to by the Bank in its reasonable discretion)) become a Restricted Subsidiary hereunder by way of execution of a Guaranty, in form and substance satisfactory to the Bank. In connection therewith,the Borrower shall give notice to the Bank not less than ten (10) days prior to creating asubsidiary (or such shorter period of time as agreed to by the Bank in its reasonable discretion),or acquiring the equity interests of any other person. In connection with the foregoing, the Borrower shall deliver to the Bank, with respect to each new Restricted Subsidiary, such other documents and agreements as reasonably required by the Bank, including, without limitation, resolutions, organizational documents and incumbency certificates with respect to such new Restricted Subsidiary.

8.           DEFAULT AND REMEDIES

If any of the following events (each, an "Event of Default") occurs, the Bank may do one or more of the following without prior notice except as required by law or expressly agreed in writing by Bank: declare the Borrower in default, stop making any additional credit available to the Borrower, and require the Borrower to repay its entire debt immediately. If an event which, with notice or the passage of time, will constitute an Event of Default has occurred and is continuing, the Bank has no obligation to make advances or extend additional credit under this Agreement. In addition, if any Event of Default occurs, the Bank shall have all rights, powers and remedies available under any instruments and agreements required by or executed in connection with this Agreement, as well as all rights and remedies available at law or in equity. If an Event of Default occurs under the paragraph entitled “Bankruptcy/Receivers,” belowwith respect to any Obligor, then the entire debt outstanding under this Agreement will automatically be due immediately.

8.1         Payment of Obligations Under Loan Documents. The Borrower fails to make timely payment of any principal, interest, or other amount due on any indebtedness owed the Bank under the Loan Documents, or fails to make any other payment to the Bank as contemplated thereunder either by the terms hereof or otherwise when due, and such failure shall continue for five (5) days.

8.2         Representation or Warranty. Any representation or warranty made or deemed made by the Borrower or any Restricted Subsidiary herein or in any writing furnished in connection with or pursuant to the Loan Documents, or any report certificate, financial statement, or other information provided by others and furnished by the Borrower or any Restricted Subsidiary to the Bank in connection with or pursuant to the Loan Documents, shall be false or misleading in any material respect on the date when made or when deemed made.

8.3         Covenants under this Agreement, A default in the observance or performance of any of the conditions, covenants or agreements of Borrower set forth in Sections 7 of this Agreement.

8.4         Other Covenants Under the Loan Documents. The Borrower or any other Person fails to fully and promptly perform when due (i) any other agreement, covenant, term or condition binding on it contained in this Agreement, and such failure shall have continued unremedied for thirty (30) days after notice thereof has been given to Borrower or (ii) any agreement, covenant, term or condition binding on itcontained in any other Loan Document (taking into account applicable periods of notice and cure, if any).

8.5         Payment, Performance or Default of other Monetary Obligations. The Borrower or any Restricted Subsidiary fails to make payment on any contract obligation or of principal or interest on any indebtedness other than that created under the Loan Documents or otherwise owed to the Bank,individually or in the aggregate, exceeding Two Million Five Hundred Thousand Dollars ($2,500,000.00), beyond any period of grace provided with respect thereto, or fails to fully and promptly perform any other obligation, agreement, term, or condition contained in any agreement under which any such other Indebtedness is created, or there is otherwise a default or event of default thereunder, if the effect of any such failure or default is to cause, or permit the holder or holders of such indebtedness (or a trustee or other person or entity acting in behalf of such holder or holders) to cause, such indebtedness to become due prior to its stated maturity.

8.6        Covenants or Defaults to the Bank or Others: Revocation of Guaranty. The Borrower or any Restricted Subsidiary fails to fully and promptly perform when due any agreement, covenant, term, or condition binding on it, contained in any lease, contract, or other agreement to which it is a party or in respect of which it is obligated, other than the Loan Documents and other than any monetary default (as described above), beyond any period of grace provided with respect thereto, or there is otherwise a default or event of default thereunder, if such failure or default would, either individually or in the aggregate, materially and adversely affect the business, earnings, prospects, properties, or conditions (financial or otherwise) of the Borrower and the Restricted Subsidiaries, taken as a whole; or any Restricted Subsidiary revokes or attempts to revoke any Guaranty.

8.7        Liquidation: Dissolution: Bankruptcy: Etc. Liquidation or dissolution of the Borrower, the Parent or any Restricted Subsidiary, suspension of the business of the Borrower or any Restricted Subsidiary, or the filing or commencement by the Borrower, the Parent or any Restricted Subsidiary of a voluntary petition, case, proceeding, or other action seeking reorganization, arrangement, readjustment of its debts, or any other relief under any existing or future law of any jurisdiction, domestic or foreign, state or federal, relating to bankruptcy, insolvency, reorganization or relief of debtors, or any other action of the Borrower, the Parent or any Restricted Subsidiary indicating its consent to, approval of, or acquiescence in, any such petition, case, proceeding, or other action seeking to have an order for relief entered with respect to it or its debts; the application by the Borrower, the Parent or any Restricted Subsidiary for, or the appointment, by consent or acquiescence of, a receiver, trustee, custodian, or other similar official for the Borrower or any Restricted Subsidiary, or for all or a substantial part of its respective property; the making by the Borrower or any Restricted Subsidiary of an assignment for the benefit of creditors; or the inability of the Borrower or any Restricted Subsidiary, or the admission by the Borrower or any Restricted Subsidiary in writing of its inability to pay its debts as they mature.

8.8         Involuntary Bankruptcy, Etc. Commencement of an involuntary petition, case, proceeding, or other action against the Borrower, the Parent or any Restricted Subsidiary under the Bankruptcy Code orseeking reorganization, arrangement, readjustment of its debts, or any other relief under any existing or future law of any jurisdiction, domestic or foreign, state or federal, relating to bankruptcy, insolvency, reorganization, or relief of debtors; or the involuntary appointment of a receiver, trustee, custodian, or other similar official for the Borrower, the Parent or any Restricted Subsidiary, or for all or a substantial part of its respective property or assets; or there shall be commenced against the Borrower, the Parentor any Restricted Subsidiary any case, proceeding, or other action seeking issuance of a warrant of attachment, execution, distraint, or similar process against all or any substantial part of the assets, or property of such person which results in the entry of an order for such relief, and the continuance of any of such for sixty (60) days without being vacated., discharged, stayed, bonded, or dismissed.

8.9        Judgments. The rendition of a judgment or judgments against the Borrower or any Restricted Subsidiary for the payment of damages or money, individually or in the aggregate, in excess of Two Million Five Hundred Thousand Dollars ($2,500,000), if the same is/are not discharged or if a writ of execution or similar process is issued with respect thereto and is not stayed within the time allowed by law for filing notice of appeal of the final judgment.

8.10       Attachment. Garnishment. Liens Imposed by Law. The issuance of a writ of attachment or garnishment against, or the imposition of a lien by operation of law on, any property of the Borrower or any Restricted Subsidiary, if the amount of the claim or the value of the affected property is in excess of Two Million Five Hundred Thousand Dollars ($2,500,000), individually or in the aggregate, and if forty- five (45) days have elapsed and the proceeding or lien has not been vacated, satisfied, dismissed, or stayed pending appeal.

8.11       ERISA.

Any domestic Pension Plan (other than a Multiemployer Plan) shall fail to satisfy the minimum funding standard (within the meaning of Section 412 of the Code) with respect to any plan year; or

Any waiver shall be sought or granted under Section 412(c) of the Code; or

Any foreign Pension Plan shall violate any funding requirement imposed by applicable foreign law; or

Any Pension Plan (other than a Multiemployer Plan) shall be, have been or be likely to be terminated or the subject of termination proceedings under ERISA; or the Borrower, the Parent, any Subsidiary, or any ERISA Affiliate shall incur or be likely to incur a liability to or on account of a Pension Plan under Sections 4062, 4063, 4064, or 4201 of ERISA or comparable provision of applicable foreign law, and there shall result from one or more of the events set forth in the foregoing clauses (i) through (v) either a liability or a material risk of incurring a liability to the PBGC, any foreign governmental or a Pension Plan, which could have a material and adverse effect on the business, earnings, prospects, properties, or condition (financial or otherwise) of the Borrower or the Borrower and its Restricted Subsidiaries, taken as a whole.

8.12      Corporate Existence. Any act or omission (formal or informal) of the Borrower, the Parent or any Restricted Subsidiary or its officers, directors, or shareholders leading to, or resulting in, the termination, invalidation (partial or total), revocation, suspension, interruption, or unenforceability Of (i) its corporate existence, rights, and privileges, or (ii) its licenses, franchises, or permits where the failure to maintain, either individually or in the aggregate, is reasonably likely to materially adversely affect the business, earnings, prospects, properties, or condition (financial or otherwise) of the Borrower and its Restricted Subsidiaries, taken as a whole.

8.13       False Information.

The Borrower or any other Obligor has given the Bank false or misleading information or representations.

8.14       Forfeiture.

A judicial or nonjudicial forfeiture or seizure proceeding is commenced by a government authority and remains pending with respect to any property of Borrower or any part thereof, on the grounds that the property or any part thereof had been used to commit or facilitate the commission of a criminal offense by any person, including any tenant, pursuant to any law, including under the Controlled Substances Act or the Civil Asset Forfeiture Reform Act, regardless of whether or not the property shall become subject to forfeiture or seizure in connection therewith.

9.           ENFORCING THIS AGREEMENT; MISCELLANEOUS

9.1         GAAP.

Except as otherwise stated in this Agreement, all financial information provided to the Bank and all financial covenants will be made under generally accepted accounting principles, consistently applied.

9.2         Governing Law.

Except to the extent that any law of the United States may apply, this Agreement shall be governed and interpreted according to the laws of Florida (the “Governing Law State”), without regard to any choice of law, rules or principles to the contrary. Nothing in this paragraph shall be construed to limit or otherwise affect any rights or remedies of the Bank under federal law.

9.3         Venue and Jurisdiction.

The Borrower agrees that any action or suit by or against the Bank arising out of or relating to this Agreement shall be filed in federal court or state court located in the Southern District of Florida sitting in Fort Lauderdale in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents, and Borrower and Bank hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in any such Florida state court or United States Federal court for the Southern District of Florida.

9.4         Successors and Assigns.

This Agreement is binding on the Borrower's and the Bank's successors and assignees. The Borrower agrees that it may not assign this Agreement without the Bank's prior consent. The Bank may sell participations in or assign this loan and the related loan documents, and may exchange information about the Borrower and any other Obligor (including, without limitation, any information regarding any hazardous substances) with actual or potential participants or assignees: (a) upon the continuation of any Event of default; or (b) if no Event of Default is continuing, then with the prior written consent of the Borrower (which consent shall not be unreasonably withheld). If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrower.

9.5         Waiver of Jury Trial.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER DOCUMENTS CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION AND (c) CERTIFIES THAT THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE.

9.6         Waiver of Class Actions.

The terms “Claim” or “Claims” refer to any disputes, controversies, claims, counterclaims, allegations of liability, theories of damage, or defenses between Bank of America, N.A., its subsidiaries and affiliates, on the one hand, and the other parties to this Agreement, on the other hand (all of the foregoing each being referred to as a “Party” and collectively as the “Parties”). Whether in state court, federal court, or any other venue, jurisdiction, or before any tribunal, the Parties agree that all aspects of litigation and trial of any Claim will take place without resort to any form of class or representative action. Thus the Parties may only bring Claims against each other in an individual capacity and waive any right they may have to do so as a class representative or a class member in a class or representative action. THIS CLASS ACTION WAIVER PRECLUDES ANY PARTY FROM PARTICIPATING IN OR BEING REPRESENTED IN ANY CLASS OR REPRESENTATIVE ACTION REGARDING A CLAIM.

9.7         Severability; Waivers.

If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. The Bank retains all rights, even if it makes a loan after default. If the Bank waives a default, it may enforce a later default. Any consent or waiver under this Agreement must be in writing.

9.8         Expenses.

(a)

The Borrower shall pay to the Bank immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys' fees, expended or incurred by the Bank in connection with (i) the negotiation and preparation of this Agreement and any related agreements, the Bank's continued administration of this Agreement and such related agreements, and the preparation of any amendments and waivers related to this Agreement or such related agreements, (ii) filing, recording and search fees, appraisal fees, field examination fees, title report fees, and documentation fees with respect to any collateral and books and records of the Borrower or any other Obligor; (iii) the Bank's costs or losses arising from any changes in law which are allocated to this Agreement or any credit outstanding under this Agreement, and (iv) costs or expenses required to be paid by the Borrower or any other Obligor that are paid, incurred or advanced by the Bank.

(b)

Except for the willful conduct or gross negligence of the Bank, the Borrower will indemnify and hold the Bank harmless from any loss, liability, damages, judgments, and costs of any kind relating to or arising directly or indirectly out of (i) this Agreement, the Note or any document required hereunder, (ii) any credit extended or committed by the Bank to the Borrower hereunder and under the Note, and (iii) any litigation or proceeding related to or arising out of this Agreement, the Note, any such document, or any such credit, including, without limitation, any act resulting from (A) the Bank complying with instructions the Bank reasonably believes are made by any Authorized Individual and (B) the Bank’s reliance on any Communication executed using an Electronic Signature, or in the form of an Electronic Record, that the Bank reasonably believes is made by any Authorized Individual. This paragraph will survive this Agreement's termination, and will benefit the Bank and its officers, employees, and agents.

(c)

The Borrower shall reimburse the Bank for any reasonable costs and attorneys' fees incurred by the Bank in connection with (a) the enforcement or preservation of the Bank's rights and remedies and/or the collection of any obligations of the Borrower which become due to the Bank and in connection with any "workout" or restructuring, and (b) the prosecution or defense of any action in any way related to this Agreement, including but not limited to the Note, the credit provided hereunder or any related agreements, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by the Bank or any other person) relating to the Borrower or any other person or entity.

9.9         Set-Off.

Upon and after the occurrence of an event of default under this Agreement, (a) the Borrower hereby authorizes the Bank at any time without notice and whether or not the Bank shall have declared any amount owing by the Borrower to be due and payable, to set off against, and to apply to the payment of, the Borrower’s indebtedness and obligations to the Bank under this Agreement and all related agreements, whether matured or unmatured, fixed or contingent, liquidated or unliquidated, any and all amounts owing by the Bank to the Borrower, and in the case of deposits, whether general or special (except trust and escrow accounts), time or demand and however evidenced, and (b) pending any such action, to hold such amounts as collateral to secure such indebtedness and obligations of the Borrower tothe Bank and to return as unpaid for insufficient funds any and all checks and other items drawn against any deposits so held as the Bank, in its sole discretion, may elect. The Borrower hereby grants to the Bank a security interest in all deposits and accounts maintained with the Bank to secure the payment of all such indebtedness and obligations of the Borrower to the Bank.

9.10       One Agreement.

This Agreement, the Note and any related security or other agreements required by this Agreement constitute the entire agreement between the Borrower and the Bank with respect to each credit subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof. In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail.

9.11       No Oral Agreement.

This Agreement, the Note and any related security or other agreements required by this Agreement supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof. In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail.

9.12       Notices.

Unless otherwise provided in this Agreement or in another agreement between the Bank and the Borrower, all notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, or by overnight courier, to the addresses on the signature page of this Agreement, or sent by facsimile to the fax number(s) listed on the signature page, or to such other addresses as the Bank and the Borrower may specify from time to time in writing (any such notice a “Written Notice”). Written Notices shall be effective (i) if mailed, upon the earlier of receipt or five (5) days after deposit inthe U.S. mail, first class, postage prepaid, (ii) if telecopied, when transmitted, or (iii) if hand-delivered, by courier or otherwise (including telegram, lettergram or mailgram), when delivered. In lieu of a Written Notice, notices and/or communications from the Bank to the Borrower may, to the extent permitted bylaw, be delivered electronically (i) by transmitting the communication to the electronic address providedby the Borrower or to such other electronic address as the Borrower may specify from time to time in writing, or (ii) by posting the communication on a website and sending the Borrower a notice to the Borrower’s postal address or electronic address telling the Borrower that the communication has been posted, its location, and providing instructions on how to view it (any such notice, an “Electronic Notice”). Electronic Notices shall be effective when the communication, or a notice advising of its posting to a website, is sent to the Borrower’s electronic address.

9.13       Headings.

Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

9.14       Borrower/Obligor Information; Reporting to Credit Bureaus.

The Borrower authorizes the Bank at any time to verify or check any information given by the Borrower to the Bank, check the Borrower’s credit references, verify employment, and obtain credit reports and other credit bureau information from time to time in connection with the administration, servicing and collection of the loans under this Agreement. The Borrower agrees that the Bank shall have the right at all times to disclose and report to credit reporting agencies and credit rating agencies such information pertaining to the Borrower and all other Obligors as is consistent with the Bank's policies and practices from time to time in effect.

9.15       Acknowledgement Regarding Any Supported QFCs.

To the extent that this Agreement and any document executed in connection with this Agreement (collectively, “Loan Documents”) provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the Governing Law State and/or of the United States or any other state of the United States):

(a)

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in orunder such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceedingunder a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.

(b)	As used in this paragraph, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall beinterpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactionsof any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

9.16       Amendments.

This Agreement may only be amended by a writing signed by the parties hereto; which, to the extent expressly agreed to by the Bank in its discretion, may include being amended by an Electronic Record signed by the parties hereto using Electronic Signatures pursuant to the terms of this Agreement.

9.17       Electronic Records and Signatures.

This Agreement and any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to this Agreement (each a “Communication”), including Communications required to be in writing, may, if agreed by the Bank, be in the form of an Electronic Record and may be executed using Electronic Signatures, including, without limitation, facsimile and/or .pdf. The Borrower agrees that any Electronic Signature (including, without limitation, facsimile or .pdf) on or associated with any Communication shall be valid and binding on the Borrower to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered to the Bank. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the Bank of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Bank may, at its option, create one or more copies of any Communication in the form of animaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course ofthe Bank’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, the Bank is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Bank pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Bank has agreed to accept such Electronic Signature, the Bank shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Obligor without further verification and (b) upon the request of the Bank any Electronic Signature shall be promptly followed by a manually executed, original counterpart. Forpurposes hereof, “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

9.18       Waiver of Confidentiality.

The Borrower authorizes the Bank to discuss the Borrower's financial affairs and business operations with any accountants, auditors, business consultants, or other professional advisors employed by the Bank. In addition, the Bank may, upon prior notice, to the extent permitted by law, rule or regulation, to the Borrower with the Borrower's prior consent (which consent shall not be unreasonably withheld) in connection with any other request by the Bank, discuss the Borrower's financial affairs and business operations withany accountants, auditors, business consultants, or other professional advisors employed by Borrower, and subject to the conditions above, the Borrower, authorizes such parties to disclose to the Bank such financial and business information or reports (including management letters) concerning the Borrower as the Bank may request.

9.19       Limitation of Interest and Other Charges.

Notwithstanding any other provision contained in this Agreement, the Bank does not intend to charge and the Borrower shall not be required to pay any amount of interest or other fees or charges that is in excess of the maximum permitted by applicable law. Any payment in excess of such maximum shall be refunded to the Borrower or credited against principal, at the option of the Bank. It is the express intent hereof that the Borrower not pay and the Bank not receive, directly or indirectly, interest in excess of that which may be lawfully paid under applicable law, including the usury laws in force in the state of Florida.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

The parties have executed this Agreement as of the date stated at the top of the first page, intending to create an instrument executed under seal.

BANK OF AMERICA, N.A., a national banking association	NEWBEVCO, INC. a Delaware corporation

By:	By:	/s/ George Bracken
Print Name:	Print Name:	George Bracken
Title:	Title:	Vice President and Treasurer

(SEAL)

Address where notices to		Address where notices to
the Bank are to be sent:		the Borrower are to be sent:

Bank of America, N.A.		8100 SW 10th St., Suite 4000
Doc Retention Center		Plantation, FL 33324
Attention: President
Gateway Village-900 Building		Attention: Legal Counsel
NC1-026-06-06
900 W Trade Street
Charlotte, NC 28255

Federal law requires Bank of America, N.A. (the “Bank”) to provide the following notice. The notice is not part of the foregoing agreement or instrument and may not be altered. Please read the notice carefully.

(1)         USA PATRIOT ACT NOTICE

Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account or obtains a loan. The Bank will ask for the Borrower’s legal name, address, tax ID number or social security number and other identifying information. The Bank may also ask for additional information or documentation or take other actions reasonably necessary to verify the identity of the Borrower, guarantors or other related persons.

SCHEDULE A FEES

(a)          Waiver Fee.

If the Bank, at its discretion, agrees to waive or amend any terms of this Agreement, the Borrower will, at the Bank's option, pay the Bank a fee for each waiver or amendment in an amount advised by the Bank at the time the Borrower requests the waiver or amendment. Nothing in this paragraph shall imply that the Bank is obligated to agree to any waiver or amendment requested by the Borrower. The Bank may impose additional requirements as a condition to any waiver or amendment.

(b)          Late Fee.

To the extent permitted by law, the Borrower agrees to pay a late fee in an amount not to exceed four percent (4%) of any payment that is more than fifteen (15) days late. The imposition and payment of a late fee shall not constitute a waiver of the Bank’s rights with respect to the default.

SCHEDULE 1.14

GUARANTORS

Name of Subsidiary Principal Place of Business	Jurisdiction	Assumed Name
BevCo Sales, Inc. 1165 Palmour Drive Gainesville, GA 30501	Delaware	Bevco, Inc.
Beverage Corporation International, Inc. 8100 SW 10th St., Suite 4000 Plantation, FL 33324	Delaware	None
Big Shot Beverages, Inc. f/k/a Winnsboro Beverage Packers, Inc. 5600 Jefferson Highway Suite 112 Harahan, LA 70123	Delaware	None
Everfresh Beverages, Inc. 6600 East 9 Mile Road Waren, MI 48091	Delaware	Sundance Beverage Company
Faygo Beverages, Inc. 3579 Gratiot Avenue Detroit, MI48207	Michigan	None
LaCroix Beverages, Inc. 8100 SW 10th St., Suite 4000 Plantation, FL 33324	Delaware	None
National Beverage Vending Company 2031 Industrial Blvd. Lexington, SC 29072	Delaware	Shasta Vending
National Retail Brands, Inc. 1165 Palmour Drive Gainesville GA 30501	Delaware	None
Paco, Inc. 8100 SW 10th St., Suite 4000 Plantation, FL 33324	Delaware	None
Shasta Beverages, Inc. 8100 SW 10th St., Suite 4000 Plantation, FL 33324	Delaware	None
Shasta Beverages International, Inc. 1227 Andover Park East Tukwila, WA 98188	Delaware	None
Shasta Sales, Inc. f/k/a Sea Acquisition Corp. 6156 St. Andrews Road, #105 Columbia, SC 29212	Delaware	None

Shasta Sweetener Corp. 8100 SW 10th St., Suite 4000 Plantation, FL 33324	Delaware	None
Shasta West, Inc. 14405 East Artesia Blvd. La Mirada, CA 90638	Delaware	None

SCHEDULE 1.23

INVESTMENTS

SCHEDULE 1.24

EXISTING LIENS

Debtor	Secured Party(ies)	Filing No.	Filing Date	Filing Type	Collateral
Everfresh Beverages, Inc	De Lage Landen Financial Services	20181733548	3/13/2018	Original	Equipment
Everfresh Beverages, Inc	CIT Bank, N.A.	20214614591	6/14/2021	Original	Equipment
		20216901269	8/31/2021	Amendment
Everfresh Beverages, Inc.	Wisconsin Lift Truck Corp.	20216218581	8/6/2021	Original	Equipment
		20218544877	10/25/2021	Termination
Everfresh Beverages, Inc.	CIT Bank, N.A.	20216960281	9/1/2021	Original	Equipment
		20217969877	10/6/2021	Amendment
EverFresh Beverages, Inc.	CIT Bank, N.A.	20216960307	9/1/2021	Original	Equipment
		20217972129	10/6/2021	Amendment
Everfresh Beverages, Inc.	CIT Bank, N.A.	20216961040	9/1/2021	Original	Equipment
Everfresh Beverages, Inc.	CIT Bank, N.A.	20216961057	9/1/2021	Original	Equipment
Everfresh Beverages, Inc.	CIT Bank, N.A.	20216961073	9/1/2021	Original	Equipment
		20217973929	10/6/2021	Amendment
Everfresh Beverages, Inc.	Wisconsin Lift Truck Corp.	20217157986	9/9/2021	Original	Equipment
Faygo Beverages, Inc.	Fifth Third Bank	20170503000745- 2	5/3/2017	Original	Equipment
Shasta Beverages, Inc.	NMHG Financial Services, Inc.	20123968155	10/15/2012	Original	Equipment
		20172987201	5/5/2017	Amendment
		20172989280	5/5/2017	Continuation
		20190696612	1/30/2019	Amendment
Shasta Beverages, Inc.	Fifth Third Bank	20164998165	8/17/2016	Original	Equipment
		20190841838	2/5/2019	Amendment
Shasta Beverages, Inc.	Summit Funding Group, Inc.	20173111082	5/11/2017	Original	Equipment
		20176502196	9/29/2017	Amendment
		20176506726	9/29/2017	Amendment
		20176624263	10/4/2017	Assignment
Shasta Beverages, Inc.	Wells Fargo Vendor Financial Services, LLC	20174148901	6/23/2017	Original	Equipment
Shasta Beverages, Inc.	Toyota Industries Commercial Finance, Inc.	20174849110	7/21/2017	Original	Equipment
Shasta Beverages, Inc.	Wells Fargo Bank, N.A.	20176754276	10/10/2017	Original	Equipment
Shasta Beverages, Inc.	Wells Fargo Bank, N.A.	20181417779	3/1/2018	Original	Equipment
Shasta Beverages, Inc.	HYG Financial Services, Inc.	20190740204	2/1/2019	Original	Equipment
Shasta Beverages, Inc.	HYG Financial Services, Inc.	20190741319	2/1/2019	Original	Equipment
Shasta Beverages, Inc.	Fifth Third Bank	20191992390	3/22/2019	Original	Equipment
Shasta Beverages, Inc.	HYG Financial Services, Inc.	20195232389	7/29/2019	Original	Equipment
Shasta Beverages, Inc.	TOMCO2 Systems Company	20212483445	3/30/2021	Original	Equipment

Borrower and all other Subsidiaries

None

SCHEDULE 1.27

RESTRICTED SUBSIDIARIES

Name of Subsidiary Principal Place of Business	Jurisdiction	Assumed Name
BevCo Sales, Inc. 1165 Palmour Drive Gainesville, GA 30501	Delaware	Bevco, Inc.
Beverage Corporation International, Inc. 8100 SW 10th St., Suite 4000 Plantation, FL 33324	Delaware	None
Big Shot Beverages, Inc. f/k/a Winnsboro Beverage Packers, Inc. 5600 Jefferson Highway Suite 112 Harahan, LA 70123	Delaware	None
Everfresh Beverages, Inc. 6600 East 9 Mile Road Waren, MI 48091	Delaware	Sundance Beverage Company
Faygo Beverages, Inc. 3579 Gratiot Avenue Detroit, MI48207	Michigan	None
LaCroix Beverages, Inc. 8100 SW 10th St., Suite 4000 Plantation, FL 33324	Delaware	None
National Beverage Vending Company 2031 Industrial Blvd. Lexington, SC 29072	Delaware	Shasta Vending
National Retail Brands, Inc. 1165 Palmour Drive Gainesville GA 30501	Delaware	None
Paco, Inc. 8100 SW 10th St., Suite 4000 Plantation, FL 33324	Delaware	None
Shasta Beverages, Inc. 8100 SW 10th st., Suite 4000 Plantation FL 33324	Delaware	None
Shasta Beverages International, Inc. 1227 Andover Park East Tukwila, WA 98188	Delaware	None
Shasta Sales, Inc. f/k/a Sea Acquisition Corp. 6156 St. Andrews Road, #105 Columbia, SC 29212	Delaware	None
Shasta Sweetener Corp. 8100 SW 10th Street, Suite 4000 Plantation, FL 33324	Delaware	None
Shasta West, Inc. 14405 East Artesia Blvd. La Mirada, CA 90638	Delaware	None